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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[  ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

   Wimbush                    James                  A.
--------------------------------------------------------------------------------
   (Last)                     (First)             (Middle)

   6820 Academy Parkway East NE
--------------------------------------------------------------------------------
                              (Street)

   Albuquerque                    NM                 87109
--------------------------------------------------------------------------------
   (City)                       (State)              (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol

   LightPath Technologies, Inc. -- LPTHA
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

   July 2000
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [X] Director                          [ ] 10% Owner
   [ ] Officer (give title below)        [ ] Other (specify below)

================================================================================
7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person
================================================================================

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                           Amount
                                                           of
                                          Securities       Secur-                Nature
                                          Acquired (A)     ities      Owner-     of
                                          or Disposed      Bene-      ship       Indirect
                                          of (D) (Instr.   ficially   Form:      Bene-
                           Transaction    3, 4 and 5)      Owned at   Direct     ficial
                           Code         ----------------   End (D)    or         Owner-
Title of      Transaction  (Instr. 8)          (A)         of Month   Indirect   ship
Security      Date         -----------   Amount or Price   (Instr.    (I)        (Instr.
(Instr. 3)   (mm/dd/yy)    Code     V          (D)         3 and 4)   (Instr.4)   4)
-----------------------------------------------------------------------------------------
Class A
Common        7/6/00       X              4,000    $3.25
-----------------------------------------------------------------------------------------
Class A
Common        7/11/00                D    2,000    $41.92
-----------------------------------------------------------------------------------------
Class A
Common        7/12/00                D    1,000    $47.36
-----------------------------------------------------------------------------------------
Class A
Common        7/13/00                D      900    $45.53   4,100       D
=========================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                         Number                                               Number     Owner-
                                         of                                                   of         ship
                                         Deriv-                       Title and               Deriv-     of
             Conver-                     ative                        Amount of               ative      Deriv-
             sion                        Secur-                       Underlying              Secur-     ative    Nature
             of                          ities                        Securities              ities      Secur-   of
             Exer-                       Acquired   Date              (Instr. 3       Price   Bene-      ity:     In-
             cise               Trans-   (A) or     Exercisable and   and 4)          of      ficially   Direct   direct
             Price     Trans-   action   Disposed   Expiration Date   --------------  Deriv-  Owned      (D) or   Bene-
             of        action   Code     of(D)      (Month/Day/Year)          Amount  ative   at End     In-      ficial
Title of     Deriv-    Date     (Instr.  (Instr.3,  ----------------          or      Secur-  of         direct   Owner-
Derivative   ative     (Month/  8)       4 and 5)   Date     Expira-          Number  ity     Month      (I)      ship
Security     Secur-    Day/     ------   --------   Exer-    tion             of      (Instr. (Instr.    (Instr   (Instr.
(Instr. 3)   ity       Year)    Code V   (A)   (D)  cisable  Date     Title   Shares  5)      4)         4)       4)
-------------------------------------------------------------------------------------------------------------------------
Director                                                             Class A
Option       $3.25     7-6-00     X       D  4,000   5/99    5/09    Common   4,000           36,176       D
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

=========================================================================================================================

Explanation of Responses:


/s/ James A. Wimbush                             8-7-00
-------------------------------               ------------
**Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.